Shareholder Meetings

A Special Meeting of Shareholders of the Fund was held on August 22, 2006 for shareholders of record as of May 25, 2006, to approve a new Investment Advisory Agreement for each of the following Portfolios as well as an Agreement and Plan of Reorganization whereby each of the following Portfolios would reorganize with another Fund managed by BlackRock. The votes regarding the approval of the new agreement and the reorganizations were as follows:

Approve the new Investment Advisory Agreement:

						For		Against	Abstain

Large Cap Value Equity		  13,464,735 	142,188 	177,933

Large Cap Growth Equity		   3,072,945 	 21,943 	 25,106

Dividend Achievers (1)		   	1,566,891 	 30,362 	 70,304

Approve the Agreement and Plan of Reorganization:

					For		Against	Abstain

Large Cap Value Equity (1)  13,534,486 	229,632 	264,244

Large Cap Growth Equity		3,018,691 	 32,147 	 23,984

Dividend Achievers (1)		1,504,666 	 34,047 	 73,406

1 - The Special Meeting of Shareholders was adjourned until
September 15, 2006